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                                                                      EXHIBIT 99

[LOGO]                                             FOR IMMEDIATE RELEASE
                                                   CONTACT: CONWAY G. IVY
                                                   VICE PRESIDENT, CORPORATE
                                                   PLANNING AND DEVELOPMENT
                                                   216-566-2102

                                      NEWS:
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            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

         CLEVELAND, OHIO, September 10, 1998 -- The Sherwin-Williams Company (NYSE: SHW) announced today that it expects its 1998 third quarter earnings to be the same as or slightly above 1997 third quarter earnings and its 1998 third quarter sales to be equal to or slightly below 1997 third quarter levels.

         Sales during the first two months of the third quarter in the Paint Stores Segment continue to show improvement over 1997 sales for the comparable period. Sales in the Coatings Segment remain behind 1997 levels primarily due to weak do-it-yourself sales. The Company will announce actual results for the third quarter during the week of October 18.

         Commenting on the preliminary sales and earnings information for the quarter, John G. Breen, Chairman and Chief Executive Officer said, "Although our sales have been disappointing, we continue to implement cost reductions to eliminate redundancies. The integration of the Coatings and Consumer Brands Divisions, announced at the end of last year, is helping us this year. The benefits of the consolidation of the Coatings, Diversified Brands and Transportation Services Divisions, announced two months ago, should begin next year. Despite these preliminary results, we expect 1998 to be another year of sales and earnings improvement."


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This press release contains certain "forward-looking statements" with respect to sales and earnings. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; unusual weather conditions; and other risks and uncertainties described from the time to time in the Company's reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.